Registrant Name:		The Emerging Markets
Telecommunications Fund, Inc.
SEC File Number:		811-6562
CIK Number:			0000884042


							Shares
			Trade		Selling		Purchased
Issuer			Date		Broker		(000's)

Asia Satellite   	06/13/96	Goldman Sachs	   6.0
Telecommunications


Per Share		Fund		Percent of	Syndicate
(U.S.$)			Assets (1)	Issue (2)	Member

$25.83			0.88%		0.01%		C/S First Boston


(1) Purchase may not exceed 3% of the Fund's total assets.

(2) Represents purchase by the affiliated fund, The Emerging Markets Telecommunications Fund, Inc.; may not exceed the greater of
      (i) 4% of the principal amount of the offering, or (ii) $500,000 in principal amount, but in no event greater than 10% of the principal amount of the offering.